Exhibit 99.3

VantageMed® To Be Acquired For $0.75 Per Share In An All Cash Merger Transaction

RANCHO CORDOVA, Calif.—February 19, 2007—VantageMed Corporation (OTCBB: VMDC.OB) today announced that it has signed a definitive agreement to be acquired by Nightingale Informatix Corporation (TSX-V: NGH) of Ontario, Canada.  Under the terms of the Agreement, VantageMed stockholders would receive cash consideration of US $0.75 per share, valuing the transaction at approximately US $13 million.  Company directors, officers and a subset of its stockholders, representing in aggregate approximately 39% of VantageMed’s outstanding shares, have already agreed to vote in favor of the transaction.

Upon completion of the transaction, Nightingale’s U.S. operations will be run by VantageMed’s CEO, Steve Curd, and the existing VantageMed management team will remain in place.  “The market for our core practice management products and services is maturing and we require a robust suite of Electronic Medical Record products to maintain our customer base and facilitate our future growth.  To obtain EMR technology on our own would have required extensive stockholder dilution,” said Curd.  “We believe that joining with Nightingale will enable us to better serve our customers, and the transaction provides liquidity to the VantageMed stockholders.”

The combined company will be significantly larger than VantageMed is today which will allow it to improve support to its clients. “Our additional scale will enable us to eliminate expenses associated with our being a public Company in the U.S., and intensify our focus on providing comprehensive, high quality solutions and support services to our customer base,” Mr. Curd added.

The acquisition, expected to close prior to April 15, 2007, is conditioned upon a majority vote of the common stockholders and other customary conditions.  VantageMed’s Board of Directors has received a fairness opinion from Healthcare Growth Partners, Inc. stating that the consideration to be received pursuant to the offer is fair from a financial point of view to the stockholders of VantageMed.  The Board of Directors has unanimously approved the Agreement.  The Company expects to distribute its proxy materials in the coming weeks and convene a special meeting of stockholders in April 2007.

Concurrent with the announcement of the transaction, Nightingale has arranged a committed subordinated credit facility of CDN$15.5 million led by Wellington Financial LP and including Export Development Canada, a Limited Partner in Wellington Financial Fund III.

Important Information
In connection with the transaction, VantageMed intends to file relevant materials with the Securities and Exchange Commission, including a proxy statement. BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION, HOLDERS OF VANTAGEMED’S COMMON STOCK ARE URGED TO READ THEM CAREFULLY, IF AND WHEN THEY BECOME AVAILABLE. When filed with the SEC, they will be available for free (along with any other documents and reports filed by VantageMed with the SEC) at the SEC’s website at www.sec.gov, and VantageMed’s stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from VantageMed. Such documents are not currently available.

VantageMed and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of VantageMed in favor of the proposed merger. A description of the interests of the executive officers and directors in VantageMed is set forth in the proxy statement for VantageMed’s 2006 Annual Meeting of Stockholders, which was filed with the Securities and Exchange Commission on April 14, 2006, and its Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 31, 2006. These documents are available free of charge at the SEC’s web site at www.sec.gov and from VantageMed by directing a request to VantageMed Investor Relations, (415) 397-2686, ext. 213, investor@vantagemed.com. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of the executive officers and directors in the proposed merger by reading the proxy statement when it becomes available.

About VantageMed
VantageMed is a trusted provider of healthcare software products and services to more than 18,000 physician, anesthesiologists and behavioral health providers nationwide. These providers use VantageMed’s core products including ChartKeeper® Computerized Medical Records software as well as RidgeMark®, Northern Health Anesthesia® and Helper family of Practice Management products which are all supported by SecureConnect® electronic transaction services. VantageMed is dedicated to providing these cost effective, easy to use solutions that empower healthcare providers and their staff with the tools and data they need to improve productivity and reimbursements. For more information about VantageMed and our products, please call 877-879-8633, or visit our website at www.vantagemed.com.

Forward-Looking Statements

This press release may be deemed to contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements are made as of today’s date and we do not undertake any obligation to update forward-looking statements. You can identify such statements by our use of such words as “should”, “expect,” “will,” “intends,” and similar words and phrases which denote future events and which may depend on the future performance of the Company. Specifically, these include statements as to the expected maintenance and growth of our customer base, our ability to improve upon our products and services, the expected closing of the merger, management of Nightingale’s US operations following the merger and the expected benefits of the merger. Our assumptions underlying these statements are also “forward-looking” statements. Forward-looking statements are based on information and assumptions that are dynamic in nature and subject to rapid and sometimes abrupt changes. Our forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the statements. Our forward-looking statements are also subject to important risks and uncertainties detailed in our latest reports filed with the SEC and available on its website at www.sec.gov.

INVESTOR RELATIONS CONTACT:	MEDIA CONTACT:

Kalt Rosen & Co.	VantageMed Corporation

Howard Kalt	Jennifer Morgano Dossetti
(415) 397-2686	(877) 879-8633, ext. 4851
investor@vantagemed.com [or kalt@krc-ir.com]	media@vantagemed.com